Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

NAPLES CAPITAL ADVISORS, INC.
(“NCA”)

JOHN M. SUDDETH, JR. AND MICHAEL H. MORRIS

(“Sellers”)

and

TIB FINANCIAL CORP.

(“Purchaser”)

Dated as of December 12, 2007

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of the 12th day of December, 2007, by and between Naples Capital Advisors, Inc., a Florida corporation (“NCA”), John M. Suddeth, Jr. and Michael H. Morris (collectively, the “Sellers”), and TIB Financial Corp. (the “Purchaser”).  NCA, the Sellers and the Purchaser may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Sellers own all of the outstanding capital stock of NCA, which is engaged in the business of providing wealth management and related services as an investment advisor registered under the applicable provisions of federal and state securities laws (“Purchased Business”); and

WHEREAS, the Purchaser desires to purchase from the Sellers all of the outstanding shares of NCA, and the Sellers desire to sell to the Purchaser, such shares, all for the consideration and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF STOCK

1.1           Sale and Purchase of Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.4 below), the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, free and clear of any and all liens, pledges, charges, security interests, mortgages, claims, options, imperfections of title, tenancies or other rights, interests or encumbrances of any kind or nature (“Encumbrances”), all of the shares of capital stock of NCA owned by the Sellers (collectively, the “Shares”), which such Shares constitute all of the shares of capital stock of NCA issued and outstanding.  In purchasing such Shares, the Purchaser will acquire through NCA all of the assets and property of every kind and description (real, personal, and mixed, tangible and intangible) of NCA, including, without limitation, the followings assets, property and business of NCA (the “Assets”):

(a)           The Purchased Business as a going concern;

(b)           All good will of the Purchased Business;

(c)           All fixed assets;

(d)           All cash and equipment including without limitation all supplies and other inventories used or useable in connection with the Purchased Business, fixtures, furniture, inventory, supplies, equipment, prepaid expenses, deposits, accounts receivable, notes receivable, securities, sales data, and customer lists;

(e)           All claims and rights to and under all contracts, licenses, equipment leases, instruments, commitments, agreements and other legally binding arrangements of every type and description, relating to the Purchased Business and to which NCA is a party or by which any of the Assets is bound, including, without limitation, all contract rights, prepayments and deposits on contracts to be performed after the Closing, all as set forth on Section 1.1 (e) hereto (singularly, “Contract” and collectively “Contracts”);

(f)           All computer hardware and software, computer electronic data processing materials, owned by NCA and relating to the Purchased Business;

(g)           All trade secrets, know-how, processes, procedures, research records, market surveys, licenses, proprietary or technical information, data, plans, specifications and the like used or useable in connection with the Purchased Business;

(h)           Copyrights, rights to renew copyrights, and copyright renewals, and trademarks, trade names, assumed names, service marks, and the good will associated therewith, registrations and applications for any and all of the foregoing, licenses with respect to any and all of the foregoing, and all imprints, logos, colophons, and all other such like property associated or identified solely and exclusively with NCA and the Purchased Business (“Identification Property Rights”);

(i)           All right, title, and interest of NCA in and to the name “Naples Capital Advisors, Inc.” and any variation thereof, and any other name or term associated exclusively with the products of the Purchased Business;

(j)           All trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how, licenses, royalties, discoveries, improvements, proprietary or technical information, data, plans, specifications, drawings and the like relating to the Purchased Business;

(k)           All books and records relating to the Purchased Business and the Assets, including without limitations lists of customers of the Purchased Business, records with respect to financial, marketing, equipment, business development plans, advertising matter, catalogs, correspondence, mailing lists, sales materials and records, purchasing materials and records, personnel records, research and development files, records and data, media materials, customer orders and other records used in or required to continue the Purchased Business after the Closing substantially in the manner presently conducted by NCA (provided, however, that NCA shall be entitled to receive at its expense copies of such portions thereof as NCA may reasonably request);

(l)           All permits, licenses, franchises, approvals, registrations, orders and authorizations by federal, state or local governmental regulatory authorities or bodies (singularly, “Permit” and collectively “Permits”) necessary for the operation of the Purchased Business;

(m)           All rights and warranties from suppliers, vendors or others for the benefit of the Purchased Business or its customers;

(n)           The leasehold interest or portions of the leasehold interest in the real properties listed on Schedule 1.1 (n) hereto; and

(o)           NCA’s corporate minute books and other corporate books and records, tax returns and financial books and records.

1.2           No Excluded Assets.  Notwithstanding anything to the contrary contained herein, there are no assets, properties, and rights of NCA which are excluded in connection with the sale of Shares.

1.3           Purchase Price.  In consideration of and in full payment for the Shares and subject to the provisions of this Agreement, Purchaser shall pay to the Sellers at the Closing an aggregate of $1,333,000 by wire transfer in immediately available funds, payable to the Sellers pro-rata in proportion to their respective ownership of NCA at the Closing.  In addition, the Sellers shall be entitled to receive the amounts set forth in Section 1.8 of this Agreement subject to the terms set forth in such Section.  The amounts payable in Section 1.8 plus the amounts payable to the Sellers at the Closing pursuant to this Section 1.3 are collectively referred to as the “Purchase Price.”

1.4           Closing; Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser, at 10:00 a.m. local time, on the Closing Date, or at such other location and time as the Parties shall agree upon.  For purposes of this Agreement, the “Closing Date” shall mean the later of January 2, 2008 or the 10th business day after each of the conditions of this Agreement are fulfilled or waived, a waiver of each of the conditions of this Agreement, or as soon as reasonably practicable thereafter.  All transactions contemplated by this Agreement shall, except as otherwise specified herein, be deemed to be effective as of 12:01 a.m., Eastern Standard Time on the Closing Date.

1.5           Obligations and Liabilities Not Assumed.  As set forth below, it is the intention of the parties that NCA will not have any obligations other than the accounts payable set forth on the Closing Balance Sheet, as defined below.

1.6           Closing Financial Documents.  At the Closing, the Sellers will deliver to the Purchaser a balance sheet as of the close of business on the day before the Closing Date (the “Closing Balance Sheet”), which shall be prepared by the Sellers in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”).  Such Closing Balance Sheet shall set forth all assets, obligations and liabilities of any nature whatsoever of NCA as of the date of such Closing Balance Sheet.

1.7           Section 338(h)(10) Election, Installment Sale.

(a)           NCA and each Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any corresponding election under state and local tax law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”).  Sellers shall include any income, gain, loss, deduction or other tax items resulting from the Section 338(h)(10) Election on their tax returns to the extent required by law.

(b)           Purchaser, NCA and the Sellers agree that the purchase price and liabilities of NCA will be allocated to the assets of NCA for purposes of the Section 338(h)(10) Election and for all other purposes (including any tax or financial accounting purpose) in a manner consistent with Schedule1.7(b) hereto.  Purchaser, NCA and each Seller shall file all tax returns in a manner consistent with such allocation.

(c)           Purchaser shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election, including Internal Revenue Service Form 8023 (or successor form), any required schedules thereto, and any comparable forms and schedules that may be required under state law.  Purchaser shall deliver a copy of the completed Form 8023 to each Seller.

(d)           Purchaser, NCA and each Seller shall be bound by the Section 338(h)(10) Election and the allocation set forth in Schedule 1.7(b) for all tax purposes, shall file all tax returns in a manner consistent therewith and shall take no position contrary thereto unless required to do so by applicable tax laws.

(e)           It is the intention of the Sellers to report gain from the sale of NCA’s assets that is deemed to occur as a result of the Section 338(h)(10) election using the installment method set forth in Section 453 of the Code.  Purchaser shall take no position inconsistent with the use by Sellers of the installment method for any purpose, unless required to do so by applicable tax laws.

1.8           Earn-Out.

(a)           Following each of the three annual anniversaries of NCA (or a subsidiary of the Purchaser) receiving a trust department license under Florida Statutes Section 660.26, each Seller shall have the right to receive his pro-rata portion of $148,000 provided that NCA achieves the Milestones (as defined below) during the prior twelve month period.  If NCA does not achieve at least $441,600 of total revenue during the applicable twelve-month period, the Earn-Out for such period shall be forfeited and the Sellers shall have no right to receive such Earn-Out for such period.  If NCA does not achieve the Milestones for any applicable twelve-month period, but does achieve at least $441,600 of total revenue during such period, the Earn-Out for such period shall be adjusted downwards by the percentage that equals the excess of $552,000 of total revenue over total actual revenue for such twelve-month perod, divided by $552,000.  All calculations of total revenue shall be on an accrual basis and in accordance with GAAP.

For purposes of this Agreement, “Milestones” shall mean the achievement by NCA of the following total revenue goals of NCA for the applicable twelve-month period:

Applicable 12-Month Period	Total Revenue	Earn-Out
First Annual Anniversary	$552,000	$148,000
Second Annual Anniversary	$552,000	$148,000
Third Annual Anniversary	$552,000	$148,000

(b)           No later than forty-five days following the end of each applicable twelve-month period, Purchaser shall prepare and deliver to each Seller its calculation of the Earn-Out attributable to the financial performance of NCA for the immediately preceding period. Within 30 days following Purchaser’s notification to the Sellers of its calculation of the applicable Earn-Out the Sellers shall deliver to Purchaser a notice of objection (an “Objection Notice”) or a notice of acceptance (an “Acceptance Notice”) signed by each of the Sellers with respect to the calculation of the Earn-Out. Purchaser shall provide the Sellers and their accountants and other representatives, upon reasonable advance notice, access to the books and records of the Company relating to the calculation of the Earn-Out as may be reasonably requested by the Sellers. Purchaser’s calculation of the Earn-Out shall be final and binding on the parties if an Acceptance Notice is delivered to Purchaser or if no Objection Notice is delivered to Purchaser within such 30 day period. Any Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof, shall state the amount in dispute and shall state Sellers’ calculation of the Earn-Out. If an Objection Notice is given, the Sellers and Purchaser shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to an accounting firm mutually agreed to by the parties that has not previously performed work for either the Sellers or Purchaser (the “Unrelated Accounting Firm”). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally between the Sellers and Purchaser; provided, however, that if the Earn-Out calculated by one of the parties (the “Differing Party”) pursuant to this subsection differs from the final determination of the Unrelated Accounting Firm by more than twenty percent to the detriment of such Differing Party, then such Differing Party shall be responsible for the payment of all of the fees and expenses of the Unrelated Accounting Firm.

(c)           If the Sellers deliver to Purchaser the Acceptance Notice referred to in Section 1.8(b) or fail to deliver an Objection Notice within the 30 day period required by Section 1.8(b) with respect to any Earn-Out, Purchaser shall pay to the Sellers any amounts which Purchaser’s calculation shall indicate to be owed to the Sellers within five business days after the delivery of such Acceptance Notice or the expiration of such 30 day period, as the case may be. Alternatively, if the Sellers deliver to Purchaser the Objection Notice referred to in Section 1.8(b), within five business days after such delivery, Purchaser shall pay the undisputed portion, if any, of the amount owed and, within five business days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Purchaser shall pay the remainder owed, if any.

(d)           Upon the closing of a Change of Control, the Seller shall be entitled to receive at such closing an amount equal to the balance of all Earned-Out amounts as if NCA had achieved all Milestones for such twelve-month period during which the Change of Control occurs as well as any subsequent twelve-month period during the three annual anniversary periods referred to in Section 1.8(a).  For purposes of this Agreement, a Change of Control shall mean a merger in which the Purchaser is not the surviving entity, the acquisition of the Purchaser by means of a merger, consolidation or purchase of 80% or more of its outstanding shares, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Purchaser common stock.  The term “group” and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations and rules thereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally, represent and warrant to Purchaser as follows:

2.1           Ownership.

(a)           The authorized capital stock of NCA consists of 200 shares of common stock, par value $.01 per share.  The only outstanding shares of capital stock of NCA are the Shares, all of which are validly issued, fully paid and non-assessable, and owned by the Sellers.  No other person holds any option, warrant or other right of any nature to subscribe for, purchase or otherwise acquire any shares of the capital stock or other securities of NCA or any securities convertible into or exchangeable for shares of capital stock or other securities of NCA, or any agreement or contract granting or reserving any such right.

(b)           The Sellers are the sole record and beneficial owners of and have the full right, power and authority to vote, sell, transfer and deliver the Shares to Purchaser pursuant to this Agreement, and no other person holds any option, warrant or other right of any nature to subscribe for, purchase or otherwise acquire any of the Shares or any securities convertible into or exchangeable for any of the Shares.  The certificates representing the Shares are valid and genuine and the delivery of such certificates will transfer to Purchaser legal and valid title to the Shares free and clear of all Encumbrances.

2.2           Authority; Binding Effect.  The Sellers have the requisite power, authority and competency to execute and deliver this Agreement and all Ancillary Documents, and to consummate the transactions contemplated hereby and thereby, and no other action or proceeding on the part of any person is necessary to authorize such execution, delivery and performance and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and on the Closing Date each of the Ancillary Documents will be, the valid and binding obligation of the Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

2.3           No Conflict or Violation.  The execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Documents, does not, and the consummation by Sellers of the transactions contemplated hereby or thereby will not, with or without the giving of notice or the lapse of time or both:

(a)           violate in any material respect any provision of any law;

(b)           conflict with or result in a violation or breach of, or constitute or result in a default under, any of the terms, conditions or provisions of (i) Order of any agency or court to which either Sellers or NCA is subject or by which either of them or any of their respective assets or businesses is bound, or (ii) any Permit held by NCA or by which NCA or its assets or business is bound;

(c)           require any Consent of or filing with or giving of notice to any agency or any other person not a party to this Agreement, other than to (i) existing clients of NCA, (ii) the State of Florida Office of Financial Regulation, and (iii) the Securities and Exchange Commission; or

(d)           violate, or be in conflict with or constitute a default under, or permit the termination of any provision of or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of Sellers or NCA or result in the creation or imposition of any Encumbrance upon any of their respective assets, properties or business under any Contract to which either of them is a party or by which any of their respective assets, property or businesses is bound.

2.4           Litigation.    There is no litigation pending or threatened, by or before any agency or court against Sellers or by which any Seller is or may be bound or to which the assets, properties or business of Sellers are or may be subject; nor to the best knowledge of Sellers is there any basis for any such litigation.

2.5           Untrue Statements and Omissions.  No representation or warranty contained in Article II of this Agreement and no schedule, document, agreement or instrument delivered by Sellers or NCA contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.6           Organization, Standing and Authority.

(a)           NCA is a corporation duly organized and existing, and its status is active, under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its assets and property and to carry on the Purchased Business and operations related thereto as heretofore conducted.  NCA is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth in Schedule 2.6, which are the only jurisdictions in which such qualification or authorization is required by law in connection with its business, except those jurisdictions in which the failure of NCA to be so qualified or authorized would not constitute a Material Adverse Change.  Except as set forth in Schedule 2.6, NCA does not file or is required to file any tax or similar returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.  NCA has heretofore delivered to Purchaser the articles of incorporation and bylaws of NCA, as amended to date, certified by the Secretary of NCA as in effect on the date hereof and which are true, complete and correct, and NCA is not in violation of any of the provisions thereof.

(b)           NCA is a registered investment advisor under the Investment Advisors Act of 1940 and the Florida Securities and Investor Protection Act (collectively, the “Advisor Acts”), and has in effect all federal, state and local authorizations, Permits and approvals necessary for it to carry on its business as it is now conducted.

2.7           Subsidiaries and Other Interests.  NCA has no direct or indirect Subsidiaries, or owns directly or indirectly any shares of stock or other equity interests in or of any person.  For purposes of this Agreement, “Subsidiary” means any corporation, limited liability company or other entity of which NCA owns securities, units or other membership or ownership interests having a majority of the ordinary voting power, directly or through one or more Subsidiaries, to elect the board of directors or managers.

2.8           Assets.  The Assets include all tangible and intangible property regularly used by NCA in the operation of its business.

2.9           Ownership of Assets.

(a)           NCA has good, valid and marketable title to all of the Assets or, in the case of leased properties included in the Assets, valid leasehold rights as lessee, free and clear of all Encumbrances, and the Assets at the Closing will be free and clear of any and all Encumbrances.

(b)           All equipment and tangible assets included in the Assets (other than inventories) are useable in or useful to NCA in the ordinary course of its business and are in operating condition and in a state of reasonable maintenance and repair to the extent necessary for the operation of the Purchased Business as of the date hereof.

(c)           The inventory reflected in the Assets are in good condition, useable in or useful to the Purchased Business in the ordinary course and are not damaged, obsolete or in excess of reasonable requirements.

(d)           The accounts receivable reflected in the Closing Balance Sheet are the result of bona fide sales and will be collectible in amounts not less than the aggregate amounts set forth in the Closing Balance Sheet.

2.10           Authority; Binding Effect.  NCA has the requisite corporate power and authority to execute and deliver this Agreement and any other agreements, instruments and documents to be executed and delivered by it pursuant to this Agreement (“Ancillary Documents”), and to consummate the transactions contemplated hereby and thereby.  Such execution, delivery and performance by NCA has been duly authorized by all requisite corporate action on the part of the Board of Directors and, to the extent necessary, the shareholders, of NCA, and no other action or proceeding on the part of any Person is necessary to authorize such execution, delivery and performance and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and on the Closing Date the Ancillary Documents to which NCA is to be a party will be, a valid and binding obligation of NCA, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity.

2.11           No Conflict or Violation.  Neither the execution, delivery and performance by NCA of this Agreement and each of the Ancillary Documents to which it is a party, nor the consummation by NCA of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the lapse of time or both:

(a)           violate in any material respect any applicable law;

                                (b)           conflict with or result in a breach of or constitute or result in a default under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of NCA, or (ii) any judgment, order, injunction or decree of any domestic or foreign court, governmental authority or self-regulatory authority (an “Order”), to which it is subject or by which NCA or its assets, property or business is bound;

(c)           require any Permit or any consent, approval, notice, action, authorization or waiver of or filing with or giving of notice to any domestic or foreign governmental or regulatory authority or any other Person not a party to this Agreement (“Consent”); or

(d)           violate, or be in conflict with or constitute a default under, or permit the termination of any provision of or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of NCA or result in the creation or imposition of any Encumbrance upon any of its assets, properties or business under, any Contract to which it is a party or by which its assets, property or businesses is bound or any Permit held by NCA or by which it or any of its assets, properties or businesses is bound.

2.12           Tax Matters.  NCA has filed and has had since its inception, in effect a valid election as an S corporation pursuant to the applicable provisions of the Code.  NCA has duly filed with the appropriate federal, state, and local governmental agencies all tax returns and reports required to be filed by NCA and has paid in full all taxes shown to be due on such tax returns and reports.  There are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the Assets or the Purchased Business.

2.13           Contracts.  Schedule 2.13 sets forth all Contracts to be included in the Assets.  NCA has delivered or made available to Purchaser true and complete copies of each such Contract which is in writing and, in the case of any such Contracts not reduced to writing, has provided to Purchaser a written summary of the material terms thereof.  Except as otherwise specified on Schedule 2.13 (i) each such Contract listed on Schedule 2.13 is the valid, binding and enforceable obligation of NCA; (ii) NCA is not in default under any such Contract and (iii) no event which, with the giving of notice or the lapse of time or both, has occurred which would become a default under any such Contract.  Except as set forth on Schedule 2.13 the consummation of the transactions contemplated by this Agreement will not require the Consent of any Person pursuant to any such Contract, in connection with the sale of the Shares to Purchaser or otherwise, or give rise to the right to terminate any such Contract; and NCA has not received any notice from any other party to any such Contract of the termination or threatened termination thereof or that any such Consent is required, nor does NCA have any knowledge of any event which would allow any such other party to terminate any such Contract or cause any such Consent to be required.

2.14           Litigation.

(a)           There is no claim, action, suit, proceeding, arbitration, investigation, hearing (each and all of the foregoing being herein referred to as “Litigation”), pending, or to the knowledge of NCA threatened, by or before any court or governmental or  administrative authority or private arbitration tribunal: (i) against NCA; (ii) by which NCA is or may be bound or to which the Assets or the Purchased Business are or may be subject; or (iii) to restrain or prevent the carrying out of the transactions contemplated by this Agreement or which might affect the right of Purchaser to own, operate or control the Assets and the Purchased Business on or after the Closing Date nor to the knowledge of NCA is there any basis for any Litigation.

(b)           Neither NCA nor any of its properties or assets is subject to or bound by any Order, or to the knowledge of NCA is the subject of any investigation by any federal, state, foreign or other governmental or regulatory body, nor has NCA received any notice of claim that it is in violation of any Order.  Neither NCA nor any of its respective officers, directors, employees or, to the knowledge of NCA, any of NCA’s agents, is permanently or temporarily enjoined or barred by any Order from engaging in or continuing any conduct or practice incident to the Purchased Business.

2.15           Identification Property Rights.  Schedule 2.15 sets forth a list of all Identification Property Rights of NCA included in the Assets, which constitute all Identification Property Rights necessary for the operation of the Purchased Business.  Except as otherwise specified on Schedule 2.15:

(a)           NCA owns or uses the trademarks, trade names and service marks listed on Schedule 2.15, each of which is in use by NCA and, no other Person owns any interest in such trademarks, trade names and service marks;

(b)           No royalty, license, consent fee or consideration is payable by NCA in connection with the ownership or use of any such Identification Property Rights;

(c)           All such Identification Property Rights of NCA are free and clear of any Encumbrances and are fully assignable to Purchaser under the terms of this Agreement without notice to, or the Consent of, any other Person; and

(d)           To the knowledge of NCA, no other person is using such trademarks, trade names and service marks.

2.16           Books and Records.  The books and records of NCA are accurate and complete in all material respects and accurately reflect the basis for the financial position and results of operations of NCA contained in the Financial Statements referred to in Section 2.21 hereof.

2.17           Compliance With Laws.  NCA has complied in all material respects with, and is not in default in any material respect under, applicable laws including, but not limited to, the Advisor Acts.  NCA has not received notice of any violation or alleged violation of any applicable law relating to the Purchased Business nor is NCA aware of any basis for any such claimed violation.

2.18           Assignment.  No Consent of any Person is needed which has not been obtained in order to permit the valid sale, transfer and assignment by Sellers to Purchaser of the Shares.

2.19           Financial Statements; No Material Adverse Change.  Attached as Schedule 2.19 are the unaudited balance sheet of NCA dated as of October 31, 2007 and the related unaudited income statement for the period ended October 31, 2007 (the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP, are in accordance with the books and records of NCA, and fairly present the separate financial position and results of operations of NCA at the respective dates and for the period indicated.  Since the date of the October 31, 2007 Financial Statements, there has occurred, and as of the Closing Date there shall have occurred, no Material Adverse Change with respect to the Assets.  For purposes of this Agreement, “Material Adverse Change” means any circumstances or events which, either singly or in the aggregate, has had or could reasonable be anticipated to have a material and adverse effect on NCA,  the Purchased Business or its prospects or properties.  At the Closing, NCA shall have no obligations, liabilities, or accounts or amounts payable except as included in the accounts payable amount set forth in the Closing Balance Sheet.

2.20           Liability.  Except for losses, claims, damages and expenses adequately covered by NCA’s insurance or included in the accounts payable amount on the Financial Statements, there are not any liabilities of NCA, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the Closing with respect to any service rendered by NCA, on or before the Closing.

2.21           Real Property; Leases.

(a)           NCA does not own, or have legal or equitable title in, any real property.

(b)           Except as specified in Schedule 2.21, NCA does not have any leasehold interest in, or any right, option or other interest in, any real property.

(c)           With respect to the leases referred to in Schedule 2.21, no default or event of a default on the part of NCA as lessee, and no default or event of default on the part of the lessor, under the provisions of any said leases, and no event which with the giving of notice or passage of time, or both, would constitute such default or event of default on the part of NCA, or on the part of any such lessor, has occurred and is continuing unremedied or unwaived.

(d)           The buildings and improvements used by NCA, and the operations and maintenance thereof as now operated and maintained, do not (i) contravene any zoning or building law or ordinance or other administrative regulation or (ii) violate any provision of federal, state or local law, the effect of which materially interferes with or prevents the continuing use of such properties for the purposes for which they are now being used, or would materially affect the value thereof.  All of the buildings, structures and building related equipment of NCA used in the Purchased Business and included in the Assets are in operating condition and in a state of reasonable maintenance and repair to the extent necessary for the operation of the Purchased Business.

(e)           There exists no pending or threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any real property leased by NCA.

2.22           Employees.  NCA does not have any oral or written contracts of employment with any employee of NCA which are not terminable at will and NCA is not a party to or subject to any collective bargaining agreements and has not been a party to or subject to any collective bargaining agreements with any labor unions.  A true and correct statement of the names, employment status (part time or full as determined by NCA), and rates of compensation (including salaries, wages and commissions and including bonuses and deferred compensation, and any amounts required to be paid or expected to be payable in the remainder of NCA’s current fiscal year for such fiscal year or any other fiscal year of NCA to each such person, and not paid as of the Closing) of all employees of NCA is set forth on Schedule 2.22.  NCA has complied in all respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and equal employment opportunity.  NCA is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  NCA has not entered into, and is not obligated to enter into, any agreement relating to the payment of vacation pay or severance pay to any employee and NCA does not have any obligation to any employees to provide them with pay for vacation time, except for vacation pay payable in the ordinary course of business.  NCA has not received notice from any employee of NCA that any such employee is terminating his or her employment with NCA.  Schedule 2.22 describes the severance policy and practices of NCA covering employees of NCA.

2.23           Employee Benefit Plans.  Schedule 2.23 contains a list of all employee benefit plans, arrangements and agreements currently maintained or contributed to by NCA for the benefit of employees of NCA (the “Plans”).  No Plan is subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Any of the Plans that is subject to ERISA is in compliance with ERISA in all material respects; neither NCA nor any Plan has engaged in a transaction in connection with any Plan that could result in the imposition of a material civil penalty under Section 409 or 502(i) of ERISA or a material tax under Section 4975 or 4976 of the Internal Revenue Code of 1986, as amended (the “Code”).  No Plan (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including without limitation, death, health or medical benefits) (whether or not insured) with respect to current or former employees of NCA beyond their retirement or other termination of service with NCA, other than (a) coverage mandated by applicable law, (b) deferred compensation benefits which have been accrued as liabilities on the books of NCA or (c) benefits the full cost of which is borne by the current or former employees (or their  beneficiaries).  NCA has performed or caused to be performed all material obligations required to be performed under or with respect to such Plan (including the making when due of all contributions) required by law or otherwise and has timely compiled with the material terms of each Plan and with all material requirements of all laws, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to each plan.  There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Plan, nor does any basis therefor exist.

2.24           Customers’ Agreements.  Attached as Schedule 2.24 is a true and complete copy of the following:

(a)           Customers’ agreements for NCA’s services; and

(b)           Any outstanding proposal by NCA for the provision of NCA’s services to a third party.

2.25           Customer List.  Sellers represent that all names and addresses of NCA customers related to its business will on the Closing Date be transferred to the exclusive possession of Purchaser, and that NCA has not transferred such names and addresses to its officers, directors, shareholders or any other Person.

2.26           Sales and Use Taxes.  The sale by Seller of the Shares will not result in the imposition of or liability for any sales, use or other taxes on NCA or the Purchaser and, if such taxes are imposed or liability therefor incurred or asserted, Sellers will indemnify and hold Purchaser harmless therefrom; except to the extent that any such tax is imposed solely as a result of the Section 338(h)(10) Election, in which case the Purchaser shall indemnify and hold the Sellers harmless from such taxes.

2.27           Trade Secrets.  Sellers (i) shall cooperate with Purchaser in disclosing and delivering to Purchaser all customer lists, analyses, reports and recommendations prepared for customers or potential customers, price lists, computer programs, processes, methods, ideas, inventions or devices and specifications relating to the business of NCA and other information of a secret or confidential nature and all records, engineering plans and specifications, formulas, know-how, technical data, manufacturing processes, secrets, new product development, research data, and other information used in the business of NCA, (ii) shall cooperate with Purchaser in connection therewith after the Closing Date in such manner as may reasonably be required by Purchaser, and (iii) shall not divulge, publish or otherwise reveal to any other person, firm or corporation, or use for its own benefit, for any reason whatsoever, any of the foregoing without first obtaining the prior written consent of Purchaser.

2.28           Sellers’ Assistance.  Sellers will provide assistance to the Purchaser in connection with the operation of NCA’s business for a period of 90 business days following the Closing (without any cost to NCA or the Purchaser) and, thereafter, will cooperate with Purchaser, at the request of Purchaser and upon reasonable payment to the Sellers, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving NCA whether based upon contracts, arrangements, or acts of NCA which were in effect or occurred on or prior to the Closing Date or otherwise.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

3.1           Authority; Binding Effect.  Purchaser has the requisite power and authority to execute and deliver this Agreement and any Ancillary Documents to be executed and delivered by it pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Documents to which Purchaser is to be a party on the Closing Date will be, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity.

                      3.2           No Conflict or Violation.  Neither the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Documents to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the lapse of time or both:

(a)           violate in any material respect any applicable law; or

(b)           require any Permit or Consent.

3.3           Untrue Statements and Omissions.  No representation or warranty contained in Article III of this Agreement or in any schedule, document, agreement or instrument of Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4           Organization, Standing and Power.  The Purchaser is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets and to incur its liabilities.  The Purchaser  is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

3.5           Availability of Purchase Price.  The Purchaser has, and at the Closing and at the time of the payment of any Earn-Out will have, sufficient cash to satisfy the Purchaser’s obligations under this Agreement.

ARTICLE IV
 POST-CLOSING COVENANTS

4.1           Post-Closing Covenants.

(a)           General.  In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Purchaser) to carry out the purposes of this Agreement, each of the Sellers will take such further action (including the execution and delivery of such further instruments and documents) as Purchaser reasonably may request.  The Sellers acknowledge and agree that from and after the Closing, NCA will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to NCA, which shall be maintained at the main office of NCA; provided, however, that the Sellers shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and NCA will maintain all of the same for a period of at least two (2) years after Closing.  The Sellers further agree to convey all rights to any Identification  Property Rights reasonably related to the business of NCA to NCA.

(b)           Transition.  For a period of three (3) years following Closing, the Sellers will not take any action (or cause any such action to be taken by another Person) that primarily has the effect of discouraging any vendor, lessor, licensor, customer, independent contractor or consultant, subcontractor, supplier, business partner or other business associate of NCA from maintaining the same business relations with NCA after the Closing as it maintained with NCA prior to the Closing.  For a period of three (3) years following Closing, the Sellers will refer all customer inquiries relating to the Purchased Business to NCA.

(c)           Confidentiality.  Except as otherwise required in the performance of their employment duties to NCA during the term of this Agreement and thereafter, the Sellers will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of NCA for a period of three (3) years from the date of this Agreement, and deliver promptly to NCA or destroy, at the written request and option of NCA, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein.  In the event that any Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Sellers will notify NCA promptly of the request or requirement.  For purposes of this Agreement, the term “Confidential Information” means (i) the terms and provisions of this Agreement and (ii) all information which is the subject of reasonable efforts by NCA to maintain its non-public character or to otherwise prevent such information from being publicly disclosed, and trade secrets of NCA including, without limitation, any of same comprising the identity, lists or descriptions of any of NCA’s customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals or bidding information; business plans and training and operations methods and manuals;  personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals.  Confidential Information shall not include any information (a) which is disclosed pursuant to subpoena or other legal process, (b) which is subsequently disclosed to any third party not in breach of a confidentiality agreement, or (c) which becomes publicly known or disclosed in any other way through no fault of the Sellers.

(d)           Covenant Not to Compete; Non-Solicitation Agreement.  For and in consideration of the aggregate consideration paid to the Sellers hereunder each of the Sellers covenants and agrees as follows:

(i)           For a period of three (3) years from and after the Closing Date, each Seller agrees that he will not, directly or indirectly without the prior written consent of NCA, (i) own, manage, control, render services for, or in any manner engage, or become associated with, any business that provides services, or engages in business, similar to that provided or conducted by NCA prior to the Closing Date, in the Counties of Collier, Lee, Sarasota or Monroe, in the State of Florida, (ii) service or solicit any business competing with NCA’s business from any customer of NCA, (iii) induce, request or advise any customer, client, supplier, licensee or other  business relation of NCA to withdraw, curtail or cancel such customer’s business with NCA, or in any way interfere with the relationship between any such customer, client, supplier, licensee, or business relation and NCA, or (iv) solicit or attempt to solicit, or hire away any person employed by NCA or any person who as an independent contractor performed services on behalf of NCA prior to the Closing Date, or in any way unlawfully interfere with the relationship between NCA and any employee or independent contractor thereof; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

(e)           Tax Returns.  The Sellers shall cause NCA to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and NCA shall remit any Taxes due in respect of such Tax Returns. In addition, the Sellers shall cause to be prepared a short period tax return for NCA covering the period January 1, 2007 through the Closing Date.  The cost of preparation of such short period tax return shall be paid for by Seller, without impact to the purchase price payable to the Sellers pursuant to Section 1.3 of this Agreement.  The Sellers shall provide drafts of the completed tax returns for NCA to Purchaser for its review a reasonable time prior to the filing of such tax returns, and shall permit Purchaser to comment on such tax returns, and shall make such revisions as are reasonably requested by Purchaser prior to filing (so long as same are reasonably agreed to by Sellers’ accountant and are in accordance with all applicable laws).

(f)           Transfer Taxes.  The Sellers shall be responsible for all stock transfer or gains taxes imposed on the Sellers incurred in connection with this Agreement.  The Purchaser shall be responsible to pay to the Sellers an amount equal to the income taxes imposed on the Sellers as a result of the sale of Shares with the Section 338(h)(10) Election in effect less the amount of income taxes the Sellers would have paid if the Section 338(h)(10) Election had not been made.  Any disagreement between the Sellers and the Purchaser as to the amount of any additional income taxes contemplated by the preceding sentence shall be resolved by the Sellers and the Purchaser within a period of 30 days following the delivery by the Sellers to the Purchaser of the calculation of such additional income taxes, accompanied by information and documentation in support of such calculation.  If the parties are unable to reach agreement within such 30-day period, any unresolved items shall be promptly referred to the Unrelated Accounting Firm which shall have 45 days thereafter to finalize the calculation of the additional income taxes, which calculation shall be final and binding on the parties.  The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Sellers and the Purchaser; provided, however, that if the amount calculated by one of the parties (the “Different Party”) pursuant to this subsection differs from the final calculation by more than 20% to the detriment of such Different Party, then such Different Party shall be responsible for the payment of all the fees and expenses of the Unrelated Accounting Firm.

(g)           Litigation Support.  In the event and for so long as any Party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving NCA, each of the Sellers will cooperate and make reasonably available themselves or their personnel, as applicable, and provide such reasonable testimony and access to their books and records as shall be necessary in connection with the contest or defense.

(h)           Employment and Compliance Agreements.  Following the Closing, the Sellers shall use their best efforts to assist NCA in obtaining duly executed and delivered employment agreements from each of the employees of NCA designated by Purchaser, covering matters including without limitation non-solicitation and confidentiality.

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE PURCHASE OF SHARES

Consummation of the Closing is conditioned upon:

5.1           Regulatory Approvals.  Procurement by Purchaser of all requisite approvals and consents of regulatory authorities, for the consummation of the sale of Shares and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement that, had such condition or required been known, such party would not, in its judgment, have entered into this Agreement.

5.2           Third Party Consents.  All consents or approvals of all persons (other than regulatory authorities) required for the consummation of the sale of Shares shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on  NCA.

5.3           No Prohibition.  There not being in effect any law, order, decree or injunction of any court or agency of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal consummation of the sale of Shares or which could be reasonably expected to result in a material diminution of the benefits of the transaction to Purchaser, and there shall not be pending or threatened on the date of Closing any action or proceeding which could reasonably be expected to result in the enactment or issuance of any such law, order, decree or injunction.

5.4           Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could (a) prevent consummation of any of the transactions contemplated by the Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right after the date of Closing of Purchaser to own, operate, or control substantially all of the assets and operations of NCA.

5.5           Representations, Warranties and Covenants.  (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Agreement and upon the date of Closing with the same effect as though all such representations and warranties had been made on the date of Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the date of Closing shall have been duly performed and complied with in all material respects, and (iii) each of Sellers and Purchaser shall have received a certificate signed by it and dated the date of the Closing, to such effect.

5.6           Employment Agreements.  In addition, the obligation of Purchaser to consummate the sale of Shares is subject to the execution by each of the Sellers, concurrently with the Closing, of an employment agreement with Purchaser in the form of that attached to this Agreement as Exhibit 5.6(b).

ARTICLE VI
THE CLOSING

The Closing; Closing Date.  The Closing shall constitute the acts which take place on the Closing Date by which the transactions contemplated by this Agreement are consummated.

On the Closing Date, at the Closing, the parties shall exchange documents as follows:

6.1           Sellers shall deliver to Purchaser:

(a)           The certificates for the Shares, duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate or other documentation reasonably requested by Purchaser to transfer the Shares in the stock records of NCA, transferring to the Purchaser full and exclusive ownership of the Shares

(b)           Such further instruments of assignment, conveyance or transfer or other documents as Purchaser or its counsel may reasonably request to assure the full and effective assignment and transfer to it of the Shares and ownership and control of the assets owned by NCA and all the right, title and interest therein and to assure the effective carrying out of the transactions contemplated hereby (collectively, the “Ancillary Documents”).

6.2           Purchaser shall deliver each Seller:

(a)           The Seller’s pro-rata portion of the cash portion of the Purchase Price payable at the Closing.

(b)           Such further instruments or other documents as NCA or its counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

6.3           The Purchaser and the Seller shall agree upon the computation of the Closing Balance Sheet.

6.4           NCA and each of the Sellers shall enter into the Employment Agreement in the form of that attached to this Agreement as Exhibit 5.6(b).

6.5           All closing documents shall be in form and substance reasonably satisfactory to counsel for the respective parties.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES
AND AGREEMENTS; EXPENSES AND INDEMNIFICATION

7.1           Survival.  All representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement and the Ancillary Documents shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

7.2           Expenses.

(a)           Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay all of such party’s own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of such party’s own legal counsel, accountants and other advisors.

(b)           Sellers shall pay all sales or other transfer, stamp or similar taxes incurred in connection with the sale, transfer and assignment of the Shares to Purchaser.

7.3           Indemnification of Purchaser.  From and after the Closing Date, Sellers shall jointly and severally, indemnify and hold Purchaser and NCA and its post-Closing directors, officers, employees, agents and affiliates (each a “Purchaser Protected Party”) harmless from and against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses of any kind or nature (including legal and other expenses reasonably incurred in investigating and defending against the same) (“Reimbursable Amounts”) incurred by any Purchaser Protected Party resulting directly or indirectly from:

(a)           any untrue statement contained in any of the representations or warranties made by Sellers in this Agreement or in any Ancillary Documents;

(b)           any failure by Sellers to comply with the covenants or agreements of NCA contained in this Agreement or in any Ancillary Documents;

(c)           any and all claims against NCA or the Purchaser for any amounts in excess of the liabilities set forth on the Closing Balance Sheet and any liability or expense of NCA arising before the Closing Date to the extent not included in the liabilities set forth in the Closing Balance Sheet;

(d)           any and all claims arising from the conduct by NCA of its business and/or its ownership or operation of the Assets prior to the Closing Date; or

(e)           any and all claims arising from the employment by NCA of any employees of NCA prior to the Closing Date, and any claims relating to severance or to termination of such employees.

7.4           Indemnification of Sellers.  From and after the Closing Date, Purchaser shall indemnify and hold Sellers (each a “Sellers Protected Party”) harmless from and against any and all Reimbursable Amounts incurred by any Sellers Protected Party resulting directly or indirectly from:

(a)           any untrue statement contained in any of the representations and warranties made by Purchaser in this Agreement or in any Ancillary Documents;

(b)           any failure by Purchaser to comply with the covenants or agreements of Purchaser contained in this Agreement or in any of the Ancillary Documents;

(c)           any and all claims arising from the conduct by NCA of its business and/or its ownership or operations of the Assets after the Closing Date.

7.5           Indemnification for Third Party Claims.  The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Agreement:

(a)           Promptly after receipt by the party seeking indemnification hereunder (an “Indemnitee”) of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a “Claim”), with respect to any matter referred to in Section 7.3 or Section 7.4 hereof, as the case may be, the Indemnitee shall give written notice thereof (the “Notice”) to the persons from whom indemnification is sought pursuant hereto (an “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure alone and not in conjunction with other factors results in (i) a default judgment, (ii) the expiration of the time to answer a complaint, or (iii) the inability of the Indemnitor to adequately defend against such Claim.  In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within thirty (30) days after receipt of Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor’s own expense.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 7.5(a), the Indemnitee shall be permitted to join in the defense of such claim and to employ counsel at its own expense.

(b)           If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the  Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate.  The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

(c)           No Indemnitee shall make any settlement of any Claim which would give rise to liability on the part of an Indemnitor hereunder without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.  If a firm written offer is made to settle a Claim and the Indemnitor desires to accept such settlement offer, but the Indemnitee elects not to consent thereto, then the Indemnitee may continue to contest or defend such Claim; provided, however, that the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee in accordance with this Agreement with respect to such Claim shall be limited to and shall not exceed the amount of the settlement offer rejected by the Indemnitee, plus reasonable out-of-pocket costs and expenses (including attorneys’ fees) to the date of notice that the Indemnitor desires to accept such settlement offer.

(d)           Amounts payable by an Indemnitor to an Indemnitee under Section 7.3 or Section 7.4 hereof, as the case may be, shall be payable by the Indemnitor as incurred by the Indemnitee.

7.6           Setoff Rights.  Purchaser shall have the right to setoff against any unpaid portion of the of the purchase price to be paid pursuant to Sections 1.3 and 1.8, any amounts paid by Purchaser or NCA as the result of Sellers’ failure to fulfill its indemnification obligations under Section 7.3 and 7.5, within 15 days after the delivery by Purchaser to Sellers of a notice setting forth the amounts being set off, the parties understanding that to the extent that the amount of such setoff exceeds any payment to be made by Purchaser to Sellers pursuant to Sections 1.3 and 1.8, such excess shall continue to remain an obligation of the Sellers to be paid to the Purchaser in accordance with the provisions of this Article VII.

ARTICLE VIII
MISCELLANEOUS

8.1           Publicity.  Except as may otherwise be required by law, no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the parties hereto.

8.2           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission (provided acknowledgment or receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

If to Sellers, to:

John M. Suddeth, Jr.
Michael H. Morris
400 4TH Avenue North
Naples, Florida  34102

with a copy to:

Tyler B. Korn, Esquire
The Korn Law Firm, P.L.
5150 Tamiami Trail N., Suite 302
Naples, Florida 34103

If to Purchaser, to:

TIB Financial Corp.
599 9th Street North, Suite 101
Naples, Florida 34102-5624
Attention:  Edward V. Lett
    Chief Executive Officer

with a copy to:

John P. Greeley, Esquire
Smith Mackinnon, PA
255 South Orange Avenue, Suite 800
Orlando, Florida 32801

or such other address as any of the above shall have specified by notice hereunder.

8.3           Amendment; Extension; and Waiver.

(a)           This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)           At any time on or prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein or in any Ancillary Document.  Any agreement on the part of a party hereto in any such extension or waiver shall be valid if set forth in any instrument in writing signed on behalf of such party.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any agreement or condition contained herein or in any Ancillary Document.  The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement or any Ancillary Document shall not operate or be construed as a waiver of any other condition or any other provision or subsequent breach.  The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.  All rights and remedies of any party to this Agreement shall be cumulative and concurrent and may be exercised singularly, successively or concurrently, at the sole discretion of such party and may be exercised as often as occasion therefor may exist.

8.4           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.  The sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court situated in Collier County, Florida, and the parties agree that the jurisdiction of such court may be secured over a party by means of certified mail, return receipt requested or by personal service.

8.5           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right hereunder, may be assigned by any party hereto without the prior written consent of the other party hereto.

8.6           Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws.  If any provision of this Agreement or the application thereto to any Person or circumstances shall, for any reason and to any extent, be valid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be effected thereby, but rather shall be enforced to the greatest extent permitted by law.

8.7           No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any Person other than the parties hereto and, in the event of the inability of any party hereto fully to exercise such rights, the respective shareholders of each such party, any legal or equitable right, remedy or claim under or in respect of this Agreement or the Ancillary Documents or any provision contained herein.

8.8           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

8.9           Exhibits and Schedules.  The Exhibits and the Schedules to this Agreement are a part of this Agreement as if fully set forth herein.

8.10           Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

8.11           Actions by Affiliates.  To the extent that this Agreement requires action to be taken by affiliates of any party hereto, the applicable party shall cause such action to be taken.

8.12           Prevailing Party.  In connection with any action arising out of this Agreement or the transactions contemplated hereby, the substantially prevailing party in any such action shall be entitled to receive from the other party all costs and expenses (including reasonable attorneys’ fees) incurred by the substantially prevailing party in connection therewith, in addition to any other award made by the court in which such action is brought.

8.13           Rules of Construction.

(a)           In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

(b)           The term “Person” shall mean an individual, corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

(c)           All references herein to dollar amounts are in United States dollars and all references herein to generally accepted accounting principles are to those in effect in the United States as of the date hereof.

(d)           The terms “herein”, “hereunder” and similar terms refer to this Agreement generally and not to any one Article or Section.

(e)           Any representations and warranties set forth herein containing the phrase “to the knowledge” shall mean, include and refer to such knowledge as may be possessed by the respective directors and officers (either singly or collectively) of the party to whom such phrase relates.

(f)           All provisions in this Agreement requiring any party hereto to use its best efforts, to cooperate with the other parties hereto, and to take such action as may be reasonably necessary to achieve a particular result shall not be construed to require such party to expend or agree to expend any funds, or to agree to any increase in amounts otherwise payable by such party pursuant to any contractual obligations or applicable law, except as otherwise specified in this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by an officer of each of the parties on the date first above written.

SELLERS		NAPLES CAPITAL ADVISORS, INC.
	By:	/s/
Michael H. Morris
/s/		Title: Chief Executive Officer
John M. Suddeth, Jr., Individually

/s/		PURCHASER:
Michael H. Morris, Individually		TIB FINANCIAL CORP.

	By:	/s/
Stephen J. Gilhooly
Title: Chief Financial Officer